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As filed with the Securities and Exchange Commission on June 2, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sky Solar Holdings, Ltd.
(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Room 635, 6/F, 100 QRC Queen's Road, Central, Hong Kong Special Administrative Region People's Republic of China 852 3960 6548 (Address and telephone number of Registrant's principal executive office)	Sky Capital America, Inc. 830 Morris Turnpike, Suite 2042, Short Hills, NJ 07078, United States 1 973 788 5050 (Name, address, and telephone number for agent of service)

Copies to:
Shuang Zhao, Esq.
Cleary Gottlieb Steen & Hamilton LLP
c/o 37th Floor, Hysan Place,
500 Hennessy Road
Causeway Bay, Hong Kong
852 2521 4122

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee(4)

Ordinary shares, nominal value US$0.0001 per share(2)	—	—

Preferred shares	—	—

Debt securities	—	—

Warrants(5)	—	—

Total	US$150,000,000	US$15,105

(1)
Include (i) securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) securities that may be purchased by the underwriters pursuant to an over-allotment option. These securities are not being registered for the purposes of sales outside of the United States.

(2)
American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 initially filed with the Commission on October 22, 2014 (Registration No. 333-199512). Each American depositary share represents eight ordinary shares.

(3)
The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II. C. of Form F-3 under the Securities Act of 1933, as amended.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.

(5)
Include an indeterminate number of ordinary shares (including ordinary shares represented by ADSs), preferred shares and debt securities that may be issued upon exercise, conversion or exchange of these securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of these securities.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 2, 2016

PROSPECTUS

Sky Solar Holdings, Ltd.

ORDINARY SHARES

PREFERRED SHARES

DEBT SECURITIES

WARRANTS

        We may offer and sell in any combination from time to time in one or more offerings ordinary shares, including ordinary shares represented by American depositary shares, or ADSs, preferred shares, debt securities or warrants. The debt securities and warrants may be convertible into or exercisable or exchangeable for our ordinary shares, including ordinary shares represented ADSs, and preferred shares. This prospectus provides you with a general description of the securities we may offer.

        Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering.

        We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See "Plan of Distribution." The names of any underwriters will be included in the applicable prospectus supplement.

        Our ADSs are listed on the NASDAQ Capital Market, or the NASDAQ, under the ticker symbol "SKYS."

        Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2016

i

ABOUT THIS PROSPECTUS

        Before purchasing any securities, you should carefully read this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" in this prospectus.

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "ADRs" are to the American depositary receipts, which, if issued, evidence our ADSs;

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  "ADSs" are to our American depositary shares, each of which represents eight ordinary shares, par value US$0.0001 per ordinary share;

  •
  "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this annual report only, Taiwan and the special administrative regions or Hong Kong and Macau;

  •
  "IPP" are to independent power producer and refer to our business where we own and operate solar parks and derive revenue from selling electricity to the power grid;

  •
  "IPP solar park(s)" are to solar generators which we own for the purpose of generating income from the sale of electricity over the life of the solar park(s);

  •
  "MW" are to megawatt(s);

  •
  "PPA" are to power purchase agreements;

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  "PV" are to photovoltaic;

  •
  "shovel-ready projects" are to projects that have all permits required for construction and grid connection, even if those projects may lack certain non-discretionary permits for which we have begun the application process and which will be granted and maintained based on our compliance with certain administrative procedures. For more information about our shovel-ready projects, including the anticipated timing of any outstanding permits.

  •
  "solar energy system sales" or "selling solar energy systems" refer to projects where we have derived revenue from selling permits and providing EPC services or selling commercially operational solar parks;

  •
  "solar parks in operation" are to solar parks that have completed construction and are selling electricity. For more information about our solar parks in operation.

  •
  "solar parks under construction" are to solar parks that have secured site control, energy permits, all key agreements, zoning and environmental permissions and construction permits.

  •
  "solar projects in pipeline" are to solar parks that are being studied for feasibility or have achieved certain milestones, but are not yet ready for construction.

  •
  "US$" and "U.S. dollar" are to the legal currency of the United States of America;

  •
  "we," "us," "our company," "our" and "Sky Solar" are to Sky Solar Holdings, Ltd., its former parent company Sky Power Group Ltd., its predecessor entities and its consolidated subsidiaries.

        This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or the SEC, using a "shelf" registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell any combination of our ordinary shares, preferred shares, debt securities and warrants from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC is available through the SEC's Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC's website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. Please visit the SEC's website at www.sec.gov for further information on the SEC's public reference room.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include discussions of our business and results of operations and annual audited consolidated financial statements prepared in conformity with International Financial Reporting Standards, or IFRS, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed with the SEC on May 2, 2016;

  •
  The description of our ordinary shares and ADS in our registration statement on Form 8-A (File No. 001-36703) filed with the SEC on October 22, 2014, including any amendment and report subsequently filed for the purpose of updating that description; and

  •
  All our future annual reports on Form 20-F and any report on Form 6-K that we indicate is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until all of the securities offered by this prospectus are sold.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed on May 2, 2016 contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with IFRS.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Room 635, 6/F, 100 QRC Queen's Road, Central,
Hong Kong Special Administrative Region
People's Republic of China
852 3960 6548
Attention: Chief Financial Officer

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "may," "will," "expect," anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions, which refer to future events and trends, identify forward-looking statements. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus, any accompanying prospectus supplement and any other document that we incorporate by reference herein and therein completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

        Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The "Risk Factors" section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

        This prospectus also contains or incorporates by reference data related to the PV industry in several countries. These market data, including industry demand and product pricing, include projections that are based on a number of assumptions. Demand for solar generated electricity may not ultimately increase at the rates expected, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the PV industry and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 OUR COMPANY

        We are a global IPP. We develop, own and operate solar parks and generate revenue primarily by selling electricity. We have focused on the downstream solar market since our inception and have developed projects primarily in Asia, South America, Europe and North America. We believe our broad geographic reach and established presence across key solar markets are significant differentiators that provide global opportunities and mitigate country-specific risks. We aim to expand our current operations such as those in Japan, Chile, Uruguay and establish operations in other select geographies with highly attractive solar radiation, regulatory environments, power pricing, land availability, financial access and overall power market trends. By design, we focus on the downstream PV segment, and as a result, we are technology agnostic and we can customize our solar parks based on local environmental and regulatory requirements.

        Prior to becoming an IPP, we sold the solar parks and systems that we developed. We initiated our global IPP model in 2012. In 2013, we began to strategically reduce our system sale business in favor of the IPP model in order to internalize more value from project development and generate stable and recurring long-term cash flow. By the fourth quarter of 2013, we began to generate a majority of our revenue from selling electricity from IPP solar parks. We intend to leverage our established pipeline projects and increased financing capabilities to expand our IPP business. We may also optimize our portfolio from time to time by selling solar energy systems or establishing joint ventures, depending on project economics, local power markets and the regulatory conditions.

        We have access to a variety of financing sources and a demonstrated ability to design cost-effective project funding solutions. We are well positioned to create efficient financing solutions that are responsive to local regulatory conditions and financial markets. We believe we can leverage our global presence to reduce our financing costs with alternatives from different geographies.

        As of December 31, 2015, we developed 273 solar parks with an aggregate capacity of 252.8 MW in Greece, Japan, Bulgaria, the Czech Republic, Spain, Canada, the United States, Germany and Uruguay. Under our IPP revenue model, we owned and operated 128.6 MW of solar parks, including 23.0 MW in Greece, 79.0 MW in Japan, 5.6 MW in the Czech Republic, 3.7 MW in Bulgaria, 8.3 MW in Canada, 0.9 MW in Spain, 0.1 MW in the United States and 8.0 MW in Uruguay. Most of our PPAs fix the price of electricity sold by our IPP solar parks for 20 years or more. In addition to our existing operational project portfolio, as of December 31, 2015, we had over 1.3 GW of solar projects in various stages of development in countries such as Chile, Uruguay, Japan and Canada, consisting of 28.2 MW under construction, 238.2 MW of shovel-ready projects and more than 1.0 GW of solar parks in pipeline. We classify 528.9 MW of these solar projects under development as advanced or qualified pipeline.

        We believe that our proven track record of identifying and developing revenue-producing solar parks, operating under local conditions, developing local relationships and managing a global platform provide us with substantial advantages over both local and international solar park developers. We intend to continue selectively expanding our operations with a near-term focus on key solar markets, such as Japan, Uruguay, Canada and the United States and a medium-term focus on the developing China market.

        On May 6, 2016, we executed a definitive agreement for the acquisition by our wholly-owned U.S. subsidiary, Sky Capital America, of 22 operating solar facilities in California and one operating solar facility in Massachusetts, with a combined capacity of 22 MW and a combined average PPA length of over 15 years from Greenleaf-TNX Management, LLC ("Greenleaf") and Sunpeak Universal Holdings, Inc. ("Sunpeak"). The purchase price is approximately US$56.9 million, less the amount of existing financing on the facilities of approximately US$21.7 million, and will be funded by 29,519,844 restricted ordinary shares to be issued by Sky Solar Holdings, Ltd. to Sunpeak (the "Consideration Shares") and approximately US$5.7 million in cash to Greenleaf. Sunpeak is compensating Greenleaf with an additional US$3.3 million as part of the overall transaction in order to retain all of the Consideration Shares. The completion of this acquisition, which is scheduled to take place no later than June 30, 2016, unless the parties agree to extend the long-stop date, is subject to certain customary closing conditions, consents and regulatory approvals. Once completed, this acquisition will mark our first step towards building a larger presence in the US market.

        Our revenue was US$36.5 million, US$32.9 million and US$47.2 million in 2013, 2014 and 2015, respectively. Our gross profit was US$7.2 million, US$12.1 million and US$28.6 million in 2013, 2014 and 2015, respectively. We incurred losses of US$53.9 million, US$73.7 million and US$1.6 million in 2013, 2014 and 2015, respectively. The decrease in revenue in 2014 was primarily due to shifting our focus from selling solar energy systems to selling electricity as an IPP. Our IPP solar parks provide attractive long-term recurring revenue from selling electricity. From 2013 to 2014 and to 2015, our revenue from selling electricity from IPP solar parks grew from US$8.0 million to US$22.2 million to US$35.5 million, representing 22.0%, 67.5% and 75.2% of our revenue, respectively. The total capacity of our IPP solar parks was 43.2 MW, 65.2 MW and 128.6 MW, and the total carrying value of our IPP solar parks was US$119.5 million, US$180.6 million and US$259.4 million as of December 31, 2013, 2014 and 2015, respectively.

 RISK FACTORS

        Investing in our securities involves risk. Before investing in any securities that may be offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading "Item 3.D. Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of determining the ratios, earnings consist of the total of the following: (i) pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries or loss from equity investees, and (ii) fixed charges. Fixed charges consist of interest expensed and capitalized.

	Year Ended December 31,
	2011	2012	2013	2014	2015
Ratio of Earnings to Fixed Charges	68.6	31.6	—	—	1.4
Deficiency (in Thousands in US Dollar)	—	—	(48,167)	(69,016)	—

        We have not issued any preferred shares as of the date of this prospectus. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges for each of the periods indicated above.

 DESCRIPTION OF SECURITIES

        We may issue, offer and sell from time to time, in one or more offerings, the following securities:

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  ordinary shares, including ordinary shares represented by ADSs;

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  preferred shares;

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  debt securities; and

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  warrants to purchase ordinary shares (including ordinary shares represented by ADSs), preferred shares and debt securities.

        The following are summaries of the above securities which we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. The other material terms of the offering of securities, the initial offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

        We were incorporated as an exempted company on August 19, 2013. Our affairs are currently governed by our first amended and restated memorandum and articles of association and the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which we refer to as the Companies Law below.

        We are an exempted company with limited liability incorporated under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  (i)
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  (ii)
  an exempted company's register of members is not required to be open to inspection;

  (iii)
  an exempted company does not have to hold an annual general meeting;

  (iv)
  an exempted company may issue no par value, negotiable or bearer shares; an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  (v)
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  (vi)
  an exempted company may register as a limited duration company; and

  (vii)
  an exempted company may register as a segregated portfolio company.

"Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder's shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

        As of the date hereof, our authorized share capital is US$50,000, divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. As of the date of this prospectus, there are 390,026,670 ordinary shares issued and outstanding.

        The following are summaries of material provisions of our first amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

        The following discussion primarily concerns our ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in accordance with the provisions of the deposit agreement in order to exercise shareholders' rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See "Description of American Depositary Shares—Voting Rights."

        All of our outstanding ordinary shares are fully paid and non-assessable and issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Meetings

        Shareholders' meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten clear days is required for the convening of our annual general meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders entitled to vote present in person or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

        Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to the Companies Law, it will be deemed to have been duly called, if it is so agreed (a) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; and (b) in the case of any other meeting, by a majority in number of the shareholders holding not less than 95% in nominal value of the issued shares giving that right.

        No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders' meetings.

        A corporation being a shareholder shall be deemed for the purpose of our first amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

        The quorum for a separate general meeting of the holders of a separate class of shares is described in "—Modification of Rights" below.

        Our first amended and restated articles of association do not allow our shareholders to approve matters to be determined at shareholders' meetings by way of written resolutions without a meeting.

Voting Rights

        Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member present in person (or being a corporation, is present by a duly authorized representative), or by proxy shall have one vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorized representative shall have one vote for every fully paid share of which he is the holder.

        No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder and all calls or installments due by such shareholder to us have been paid.

        If a clearing house (or its nominee(s)) or a central depositary entity, being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the clearing house or central depositary entity (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or central depositary entity (or its nominee(s)) including the right to vote individually in a show of hands.

        While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of our company, it is not a concept that is accepted as an ordinary practice in the Cayman Islands, and our company has made no provisions in our first amended and restated articles of association to allow cumulative voting for such elections.

Calls on Shares and Forfeiture of Shares

        Our directors may from time to time make such calls upon the members in respect of any amounts unpaid on the shares held by them in accordance with the procedures set out in our first amended and restated memorandum and articles of association which will become effective upon completion of this offering and to the terms of allotment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Protection of Minority Shareholders

        The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority and regarding which the wrongdoers are themselves in control of the company and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

        In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court of the Cayman Islands shall direct.

        Any of our shareholders may petition the Grand Court of the Cayman Islands which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of our affairs in the future, (b) an order requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do, (c) an order authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court of the Cayman Islands may direct, or (d) an order providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

        Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our first amended and restated articles of association.

Pre-emption Rights

        There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our first amended and restated memorandum and articles of association.

Liquidation Rights

        Subject to any future shares which are issued with specific rights, (a) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively and (b) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

        If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

        Alterations to our first amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders' meeting.

        If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The provisions of our first amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at the adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

        The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Alteration of Capital

        We may from time to time by ordinary resolution in accordance with the Companies Law alter the conditions of our first amended and restated memorandum of association to:

  •
  increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

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  consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

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  cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

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  sub-divide our shares or any of them into shares of smaller amount than is fixed by our first amended and restated memorandum of association, subject nevertheless to the Companies Law, so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights over, or may have such deferred rights or be subject to any such restrictions as compared with the others, as we have power to attach to unissued or new shares; and

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  divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in a general meeting may be determined by our directors.

        We may, by special resolution, provided we obtain any Court or other confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

        Provided such transfer is made in accordance with, or is not subject to, any applicable restrictions set forth in our first amended and restated articles of association, including, for example, the board of directors' discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, or a transfer of any share to more than four joint holders, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ or in another form that our directors may approve.

        Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

  •
  the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

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  the instrument of transfer is in respect of only one class of share;

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  the instrument of transfer is properly stamped (in circumstances where stamping is required); and

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  fee of such maximum sum as the NASDAQ may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice requirement of the NASDAQ, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Register of Members

        In accordance with Section 48 of the Companies Law, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our directors will maintain one register of members, at the office of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

        The depositary will be included in our register of members as the only holder of the ordinary shares underlying the ADSs in this offering. The shares underlying the ADSs are not shares in bearer form, but are in registered form and are "non-negotiable" or "registered" shares. As such, the shares underlying the ADSs can only be transferred on the books of the company in accordance with Section 166 of the Companies Law.

        In the event that we fail to update our register of members, the recourse of investors is directly to the depositary under the terms of the deposit agreement, which is governed by New York law. The depositary will have recourse against us under the terms of the deposit agreement, and also will hold a share certificate evidencing the depositary as the registered holder of shares underlying the ADSs. Further, Section 46 of the Companies Law provides for recourse to be available to our investors in case we fail to update our register of members. In the event we fail to update our register of member, the depositary, as the aggrieved party, may apply for an order with the courts of the Cayman Islands for the rectification of the register.

Share Repurchase

        We are empowered by the Companies Law and our first amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our first amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the NASDAQ, the SEC or by any other recognized stock exchange on which our securities are listed.

Dividends

        Our company in a general meeting or our directors may declare dividends in any currency to be paid to our shareholders provided it complies with the applicable provisions of the Companies Law and the common law. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

        Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (a) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (b) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

        Our directors may also pay interim dividends, whenever our financial position, in the opinion of our directors, justifies such payment.

        Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

        No dividend or other money payable by us on or in respect of any share shall bear interest against us.

        In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (a) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (b) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our shareholders may, upon the recommendation of our directors, by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

        Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

        All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

        Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

        We are entitled to sell any shares of a shareholder who is untraceable, provided that:

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  all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in the third bullet point below;

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  we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

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  we, if so required by the rules of the NASDAQ, have caused an advertisement to be published in newspapers in accordance with such applicable rules giving notice of our intention to sell these shares, and a period of three months (or such shorter period as permitted under the applicable rules) has elapsed since such advertisement.

        The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

Registration Rights

        We have granted certain registration rights to some of our existing investors and an investor who has been granted an option to purchase our ordinary shares.

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  We have granted certain registration rights to IDG-ACCEL China Capital L.P., IDG-ACCEL China, Capital Investors L.P., CES Holding Ltd., Sino-Century HX Investments Limited and Permal Select Opportunities Ltd. pursuant to a registration rights agreement, or the Existing Investors Registration Rights Agreement, entered into on October 13, 2014.

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  In connection with the call option agreement entered into by Flash Bright Power Ltd. ("Flash Bright") and an affiliate of both a Japanese silent partner and an international private equity firm, on October 10, 2014, we entered into a registration rights agreement, or the October 10 Registration Rights Agreement, pursuant to which we have granted certain registration rights covering all of the securities under the call option to the investor.

        Set forth below is a description of the registration rights granted under the Existing Investors Registration Rights Agreement and the October 10 Registration Rights Agreement.

Demand Registration Rights

        At any time commencing on or after the earlier or (a) the second anniversary of the date of the registration rights agreement and (b) the first anniversary of the date we complete our initial public offering, holders holding in the aggregate of not less than 25% of our outstanding registrable securities, which include our ordinary shares issued or issuable pursuant to conversion of our preferred shares, have the right to demand in writing that we file a registration statement covering the registration of any registrable securities specified in such demand request. We are required to use our best efforts to register the number of registrable securities specified in the initiating holders' demand request. We, however, are not obligated to effect more than two demand registrations. Furthermore, we are not obligated to effect a demand registration if the initiating holders propose to sell their registrable securities in an amount less than 20% of the registrable securities held by such initiating holders, unless the anticipated aggregate offering price of the registrable securities is greater than US$5,000,000 (calculated based upon the market price of the registrable securities on the date on which we receive a demand request from such initiating holders).

Piggyback Registration Rights

        If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration all or any part of their registrable securities. If the managing underwriters of any underwritten offering determine that the registration of all or part of the registrable securities which the holders have requested to be included would materially adversely affect the success of such offering, then we are required to include the number of securities that the managing underwriters believe may be sold without causing such adverse effect and to allocate such number of securities first to us and second to each of holders requesting for the inclusion of their registrable securities on a pro rata basis based on the total number of registrable securities held by each such holder and third, to holders of other securities of our company.

Form F-3 Registration Rights

        Any holder of our outstanding registrable securities have the right to request that we effect a registration on Form F-3. We, however, are not obligated to effect such registration if, (i) any other registration statement of us become effective within the 90 days period preceding the date of such request for Form F-3 registration, (ii) we have effected two Form F-3 registrations within the 12-month period preceding the date of such request for Form F-3 registration, (iii) Form F-3 is not available for such offering by the holders of registrable securities, or (iv) the holders requesting inclusion of registrable securities propose to sell such registrable securities at an aggregate price to the public of less than US$5,000,000 (calculated based upon the market price of the registrable securities on the date on which we receive a demand request from such holders).

Expenses of Registration

        Under the Existing Investors Registration Rights Agreement, we will bear all registration expenses incurred in connection with any demand, piggyback or F-3 registration, except each holder that exercised its demand, piggyback or F-3 registration rights will bear the broker's commission or underwriters' discount relating to the registration and sale of their securities and fees, disbursements and other charges of their own counsel. Each holder participating in a registration shall bear such holder's proportionate share (based on the total number of shares sold in such registration other than for our account) of (a) all discounts, commissions or other amounts payable to underwriters, brokers or special counsel in connection with the relevant offering and (b) expenses exceeding the maximum amounts of special audit fees and legal fees and disbursements in relation to the F-3 Registration stated in the registration rights agreement.

        The expenses of registration under the October 10 Registration Rights Agreement are allocated in the same manner as under the Existing Investors Registration Rights Agreement, except in the case where the demanded or requested registration only covers outstanding registrable securities held by the investor under the October 10 Registration Rights Agreement, the investor will pay all expenses related to registration, and we are not obligated to pay any of such expenses.

Flash Bright Call Option Agreement

        Flash Bright, a company wholly-owned by the trust of Mr. Weili Su, our executive chairman, and an affiliate of both of our Japanese silent partners and an international private equity firm, entered into a call option deed dated October 10, 2014. Pursuant to such deed, Mr. Su granted the investor an option to purchase from Flash Bright up to US$30 million worth of existing ordinary shares of the Company at a per share price equal to the per ordinary share initial public offering price. This option is exercisable during a two-year period with an option to a one-year extension at the request of the investor which Flash Bright can, at its sole discretion, approve or deny, commencing 180 days after the pricing date of our initial public offering. If, on any date during the exercise period, the market price of an ordinary share of the Company equals or exceeds 200% of the per ordinary share initial public offering price, the investor shall be automatically deemed to have exercised the then remaining portion of the call option. Upon any exercise of the call option, the investor may elect to pay the purchase price to Flash Bright in cash or through cashless settlement procedures.

Differences in Corporate Law

        The Companies Law of the Cayman Islands is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and (a) authorization by a special resolution of the members of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company's articles of association.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the votes cast at its general meeting are held by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissentting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that it may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares the subject of the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Proposals

        Cayman Islands laws do not provide shareholders with an express right to put any proposal before the annual meeting of shareholders. By contrast, in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or bylaws, but shareholders may be precluded from calling special meetings. With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Companies Law does not provide shareholders with an express right to put forth any proposal before the annual meeting of the shareholders. However, depending on what is stipulated in a company's articles of association, shareholders in an exempted Cayman Islands company may make proposals in accordance with the relevant notice provisions. For shares that are represented by ADSs, the depositary in many cases may be the only shareholder. In such cases, only the depositary has the direct right to requisition a shareholders' meeting. However, unless otherwise provided in the deposit agreement, the holders of the ADSs generally do not have the right to petition the depositary to requisition a shareholders' meeting or to put forth shareholder proposals through the depositary.

Shareholders' Suits

        In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting or proposing to act illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of the company's authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority".

Corporate Governance

        Cayman Islands laws do not restrict transactions with directors but a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and a director is required to exercise a duty of care, a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company also owes to the company a duty to act with skill and care. Under our first amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NASDAQ or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

Indemnification

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Under our first amended and restated memorandum and articles of association, we may indemnify our directors, officers or any trustee acting in relation to the affairs of our company against all actions, proceedings, costs, charges, losses, damages and expenses which they may incur or sustain by reason of their acting as our directors, officers or trustee, except for any matters in respect of any fraud or dishonesty which may attach to any of the said persons.

        We entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our first amended and restated articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

        Citibank, N.A., as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent eight shares (or a right to receive eight shares) deposited with the Citibank, N.A.—Hong Kong branch, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary in respect of the ADSs. The depositary's office is located at 388 Greenwich Street, New York, New York 10013.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The DRS is a system pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other holders and beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary, the custodian and us. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information".

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities held in respect of the ADSs, after deducting its fees and expenses and any taxes it may be required to withhold, subject to the limitations set out below. You will receive these distributions in proportion to the number of Shares your ADSs represent.

        Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a practicable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to make such conversion and distribution in U.S. dollars to such holders for whom it is lawful and practicable, distribute the foreign currency only to those ADS holders to whom it is lawful and practicable to do so or hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

        Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs or sell the distributed shares, the depositary will take the necessary actions such that outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses and taxes in connection with a distribution of shares.

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and practicable.

        The depositary will make the election available to you only if it is practicable, we indicate to the depositary that we wish such election be made available to ADS holders, and we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the depositary determines that it is not lawful or practicable to make the elective distribution available to ADS holders, or if we do not indicate that we wish such election be made available to ADS holders, then the depositary shall, on the basis of the same determination as is made in respect of the shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

        Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, and elect to make such rights available to holders of ADSs, the depositary may make these rights available to ADS holders. If the depositary decides it is not lawful and practicable to make the rights available but that it is lawful and practicable to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to ADS holders, it will (i) distribute such rights (by means of warrants or otherwise), (ii) establish procedures to enable holders of ADSs to exercise such rights upon payment of the subscription price, the applicable fees and charges of, and expenses incurred by, the depositary and taxes and (iii) deliver ADSs upon valid exercise of such rights. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict transfers and cancellation of the ADSs representing shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

        Other Distributions.    The depositary will send to ADS holders anything else we distribute on deposited securities if it determines such distribution is lawful and practicable, and we request that such distribution be made available to holders of ADSs. If the depositary determines that it is not lawful and practicable to make such distribution, it may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you or if we decide not to make such distributions available to holders of ADSs.

        Redemption.    If we intend to exercise any right of redemption in respect of any securities held by the depositary, and the depositary determines that such proposed redemption is practicable, the depositary shall provide you a notice setting forth the intended redemption and the custodian will present the shares being redeemed to us against payment of the applicable redemption price. The depositary shall convert, transfer, and distribute the proceeds (net of applicable fees and charges of, and the expenses incurred by, the depositary, and taxes), retire ADSs and cancel ADRs, if applicable. If we redeem less than all outstanding shares held by the depositary, the ADSs to be retired will be selected by lot or on a pro rata basis.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and delivery of such instruments, voting proxies, confirmations and agreements as may be requested by the depositary or custodian and/or as set out in the deposit agreement, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        Subject to the limitations set out in the deposit agreement, you may surrender your ADSs at the depositary's principal office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities to such other place you request, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        Subject to the limitations set out in the deposit agreement, you may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        If you are an ADS holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADS holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings unless:

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

        Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADSs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will instruct the custodian to vote all deposited securities in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or third parties, will not have the opportunity to exercise a right to vote.

Fees and Expenses

        As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs upon deposit of ordinary shares (excluding issuances as a result of distributions of ordinary shares)	Up to US$0.05 per ADS issued
Cancellation of ADSs	Up to US$0.05 per ADS canceled
Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares)	Up to US$0.05 per ADS held
ADS services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary

        You will also be responsible for paying certain charges including:

  •
  taxes (including applicable interest and penalties) and other governmental charges;

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  certain registration fees as may from time to time be in effect for the registration of shares or other deposited securities on the share register and applicable to transfers of Shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

  •
  certain cable, telex and facsimile transmission and delivery expenses;

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  the expenses and charges incurred by the depositary in the conversion of foreign currency;

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  such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, deposited securities, ADSs and ADRs; and

  •
  the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

        ADS fees and charges payable upon (i) deposit of ordinary shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary into The Depository Trust Company, or DTC, or presented to the depositary via DTC, the ADS issuance and cancellation fees and charges are charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such fees may be deducted from distributions made to applicable holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made to holders of ADSs through DTC or charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

        In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

        If we change the nominal or par value of our shares, reclassify, split up or consolidate any of the deposited securities, distribute securities on the shares that are not distributed to you or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action then the cash, shares or other securities received by the depositary will become new deposited property and the depositary may take steps such that each ADS will automatically represent its equal share of the new deposited property, distribute some or all of the cash, shares or other securities it received, deliver new ADSs, amend the deposit agreement and applicable ADRs, amend the registration statement on Form F-6, or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited property, and take such other actions as are appropriate to reflect the transaction.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement upon 30 days' notice of termination to us and the ADS holders if 90 days have passed since the depositary told us it wants to resign, or since we delivered a notice of removal to the depositary, and in each case a successor depositary has not been appointed and accepted its appointment.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property received as distributions or held in respect of ADSs, and deliver shares and other deposited property upon cancellation of ADSs. At any time after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability to ADR holders

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADR Holders and Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

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  are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

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  are not liable if we or it exercises or fails to exercise discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person unless indemnified to our and the depositary's satisfaction;

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  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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  are not liable for any action or innaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder or beneficial owner of ADSs or their representatives or any other person believed to be competent to give such advice or information.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

        The depositary and its agents shall not be liable for:

  •
  any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any vote is cast or the effect of any vote;

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  any failure to determine that any distribution or action may be lawful or practicable;

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  for the content of any information submitted to it by the Company for distribution to the holders of ADSs or for any inaccuracy of any translation thereof;

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  for any investment risk associated with acquiring an interest in the deposited property, for the validity or worth of the deposited property or for any tax consequences that may result from the ownership of ADSs, shares or other deposited property;

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  for the credit-worthiness of any third party;

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  for allowing any rights to lapse upon the terms of the deposit agreement;

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  for the failure or timeliness of any notice from the Company;

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  for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC Participant, or

  •
  any acts or omissions made by a successor depositary.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

        ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares.

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  When you owe money to pay fees, taxes and similar charges.

  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement generally permits the depositary to deliver ADSs before deposit of the underlying ordinary shares or deliver ordinary shares before cancellation of the ADSs. This is called a pre-release of the ADSs or ordinary shares. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs or ordinary shares only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made (a) represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited, (b) holds all beneficial rights, title and interest in such ordinary shares or ADSs in trust for the benefit of the depositary, (c) will not take any action with respect to such ordinary shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such ordinary shares or ADSs in its records and (e) unconditionally guarantees to deliver such ordinary shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        DRS is the system pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. A DTC participant may direct the depositary to register a transfer of ADSs to DTC or its nominee and deliver ADSs to the DTC account of a DTC participant.

        In connection with and in accordance with the arrangements and procedures relating to DRS, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary may rely on instructions received by the depositary through DRS and in accordance with the deposit agreement.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF PREFERRED SHARES

        Our board of directors has the authority, without shareholder approval, to issue an unlimited number of preferred shares in one or more series.

        Our board of directors may establish the number of shares to be included in each such series and may set the designations, powers, preferences and relative, participating, optional and other rights, if any, of the series of preferred shares. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

        The specific terms of any preferred shares to be offered by this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred shares offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred shares offered thereby, each series of preferred shares offered will rank in equal right of payment to all other series of our preferred shares, and holders thereof will have preemptive rights. The preferred shares offered will, when issued, be fully paid and nonassessable.

        You should read the applicable prospectus supplement for the terms of the preferred shares offered. The terms of the preferred shares set forth in such prospectus supplement may include the following, as applicable to the preferred shares offered thereby:

  •
  the designation of the series of preferred shares;

  •
  the number of shares of such preferred shares offered;

  •
  the liquidation preference per share and the offering price of such preferred shares;

  •
  the dividend rate or rates of such preferred shares, the date at which dividends, if declared, will be payable, and whether or not such dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

  •
  the amounts payable on shares of such preferred shares in the event of voluntary or involuntary liquidation, dissolution or winding up;

  •
  the redemption rights and price or prices, if any, for the shares of such preferred shares;

  •
  the terms and amount of any sinking fund providing for the purchase or redemption of the shares of such preferred shares, if any;

  •
  the voting rights, if any, granted to the holders of the shares of such preferred shares;

  •
  whether the preferred shares will be convertible into our ordinary shares or any other class of our shares capital, and if convertible, the conversion price or prices, any adjustment thereof and any other terms and conditions upon which such conversion will be made;

  •
  any other rights, preferences, restrictions, limitations or conditions relating to the shares of preferred shares as may be permitted by the Companies Law or our articles of association; and

  •
  a discussion of U.S. federal income tax considerations applicable to such preferred shares.

 DESCRIPTION OF DEBT SECURITIES

        This prospectus describes certain general terms and provisions of the debt securities we may offer using this prospectus or one or more prospectus supplements. The debt securities will be issued under an indenture, or the Indenture, between us and Wilmington Trust, National Association, as trustee under the Indenture, or under one or more other indentures to be entered into between us and the trustee named thereunder. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We have summarized certain terms and provisions of the Indenture. The summary is not complete. Capitalized terms used in the summary and not defined herein have the meanings specified in the Indenture. The form of Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

        The Indenture does not limit the amount of debt securities which we may issue. We may issue debt securities in one or more series and up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including, among other things, the following:

  •
  the title of the debt securities of the series;

  •
  limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the Indenture;

  •
  the dates on which or periods during which the debt securities of the series may be issued, and the dates on, or the range of dates within, which the principal of and premium, if any, on the debt securities of such series are or may be payable or the method by which such date or dates may be determined or extended;

  •
  the rate or rates at which the debt securities of the series will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which such interest will accrue, or the method by which such date or dates will be determined, the interest payment dates on which any such interest will be payable, and, in the case of registered debt securities, the record dates for the determination of holders to whom interest is payable on such interest payment dates or the method by which such date or dates will be determined, the right, if any, to extend or defer interest payments and the duration of such extension or deferral;

  •
  if other than U.S. Dollars, the currency in which debt securities of the series will be denominated or in which payment of the principal of, premium, if any, or interest on the debt securities of the series will be payable and any other terms concerning such payment;

  •
  if the amount of payment of principal of, premium, if any, or interest on the debt securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

  •
  if the principal of, premium, if any, or interest on debt securities of the series will be payable, at our election or a holder thereof, in a currency other than that in which the debt securities are denominated or stated to be payable without such election, the period or periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which the debt securities are denominated or payable without such election and the currency in which the debt securities are to be paid if such election is made;

  •
  the place or places, if any, in addition to or instead of the corporate trust office of the trustee where the principal of, premium, if any, and interest on debt securities of the series will be payable, and where debt securities of any series that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable, if a different location, and the place or places where notices and demands to or upon us in respect of the debt securities of such series may be made;

  •
  the price or prices at which, the period or periods within which, or the date or dates on which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option, if we have that option;

  •
  our obligation or right, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund, amortization or analogous provisions or at the option of a holder thereof, and the price or prices at which, the period or periods within which or the date or dates on which, the currency or currencies in which and the terms and conditions upon which debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

  •
  if other than denominations of US$1,000 or any integral multiple thereof, the denominations in which debt securities of the series will be issuable;

  •
  if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon declaration of acceleration of the maturity;

  •
  whether the debt securities of the series are to be issued as original issue discount debt securities and the amount of discount with which such debt securities may be issued;

  •
  provisions, if any, for the defeasance of debt securities of the series in whole or in part and any addition or change in the provisions related to satisfaction and discharge;

  •
  whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such global security or securities and the terms and conditions, if any, upon which interests in such global security or securities may be exchanged in whole or in part for the individual debt securities represented thereby;

  •
  the date as of which any global security of the series will be dated if other than the original issuance of the first debt security of the series to be issued;

  •
  the form of the debt securities of the series;

  •
  if the debt securities of the series will be convertible into or exchangeable for any securities or property of any person or entity (including us), the terms and conditions upon which such debt securities will be so convertible or exchangeable, and any additions or changes, if any, to permit or facilitate such conversion or exchange;

  •
  whether the debt securities of such series are subject to subordination and the terms of such subordination;

  •
  any restriction or condition on the transferability of the debt securities of such series;

  •
  any addition or change in the provisions related to compensation and reimbursement of the trustee which applies to debt securities of such series;

  •
  any addition or change in the provisions related to supplemental indentures which applies to debt securities of such series;

  •
  provisions, if any, granting special rights to holders upon the occurrence of specified events;

  •
  any addition to or change in the Events of Default (as defined in the Indenture) which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable and any addition or change in the provisions which applies to debt securities of the series;

  •
  any addition to or change in the covenants set forth in the Indenture which apply to debt securities of the series;

  •
  the provisions, if any, relating to any security or guarantee provided for the debt securities of such series; and

  •
  any other terms of the debt securities of the series, or any provisions of the Indenture that will not apply to such debt securities or will apply as modified by the terms of such supplemental indenture.

Events of Default

        The term "Event of Default" as used in the Indenture with respect to debt securities of any series means one of the following described events unless it is either inapplicable to a particular series or it is specifically deleted or modified:

  (a)
  default in the payment of any interest on the debt securities, when the interest becomes due and payable, and continuance of such default for a period of 30 days;

  (b)
  default in the payment of principal of or any premium on the debt securities, when the principal or premium becomes due and payable at their maturity, upon exercise of any repurchase right applicable to such debt securities by call for redemption (otherwise than pursuant to a sinking fund), upon repurchase at the option of the holder thereof, upon acceleration or otherwise;

  (c)
  our failure to pay a sinking fund installment, if any, when and as the same will become payable by the terms of the debt securities, which failure will have continued unremedied for a period of 30 days;

  (d)
  our failure to comply with any of other agreements contained in the debt securities of such series or the Indenture (including any indenture supplemental) (other than an agreement which has been expressly included in the Indenture solely for the benefit of a series of debt securities other than that series and other than an agreement or covenant whose performance or whose breach is elsewhere specifically provided for) which failure continues for 90 days (or 120 days in the case of a breach of certain specified covenants) after there has been given to us by the Trustee or to us and the Trustee by holders of at least 25% in principal amount of the outstanding debt securities of such series written notice of such default and requiring it to be remedied and state that such notice is a "Notice of Default";

  (e)
  certain events in bankruptcy, insolvency, reorganization or other similar proceedings with respect to us; or

  (f)
  the occurrence of any other Event of Default with respect to the debt securities as provided in a supplemental indenture;

provided, however, that no event described in clause (d) or (other than with respect to a payment default) (f) above constitute an Event of Default hereunder until a responsible officer assigned to and working in the trustee's corporate trust department has actual knowledge thereof or until a written notice of any such event is received by the trustee, and such notice refers to the facts underlying such event, the debt securities generally, us and the Indenture.

        If an Event of Default described above with respect to the debt securities of any series at the time outstanding occurs and is continuing, then, and in each and every such case, either the trustee or the holders of 25% or more in principal amount of the debt securities of such series then outstanding may (and upon the written request of the holders of a majority in principal amount of such debt securities then outstanding, the trustee shall) declare the principal of and all accrued but unpaid interest on all the debt securities of such series then outstanding, if not then due and payable, to be due and payable, and upon any such declaration the same will become and be immediately due and payable (subject to applicable law). Except with respect to an Event of Default under subsection (e) above and except to the extent otherwise provided in subsection (d) above, no Event of Default with respect to debt securities of one series will constitute an Event of Default with respect to debt securities of any other series. Upon payment of such amounts in the currency in which such debt securities are denominated, provided that if the debt securities are denominated in currencies other than U.S. dollars, we may satisfy our obligations by making such payment in U.S. dollars, all of our obligations of in respect of the payment of principal of and interest on the debt securities of such series will terminate.

        After a declaration of acceleration with respect to the debt securities of such series has been made, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default with respect to the debt securities of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture.

        During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person's own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity.

        Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

        Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has neglected or failed to do so within 60 days after it received this notice.

        The trustee will, within 90 days after any Event of Default occurs, if actually known to a responsible officer at the trustee, give notice of the Event of Default to the holders of the debt securities of that series, unless the Event of Default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due or making any sinking fund payment, the trustee can withhold giving notice to the holders if a determination is made in good faith by the responsible officers of the trustee that the withholding of notice is in the interest of the holders.

        We are required to furnish to the trustee within 120 days after the end of each fiscal year an officer's certificateas to such officer's knowledge of our compliance with all conditions and covenants under the Indenture.

Amendment and Waiver

        The Indenture may be amended or supplemented without the consent of any holder of debt securities in order to:

  •
  add to the covenants and agreements to be observed, and to add Events of Default, in each case for the protection or benefit of the holders of debt securities of all or any series or to surrender any right or power conferred in the Indenture upon us;

  •
  delete or modify any Events of Default with respect to all or any series of the debt securities, the form and terms of which are being established pursuant to a supplemental indenture, and to specify the rights and remedies of the trustee and the holders of such debt securities in connection therewith;

  •
  add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on registered debt securities; provided that any such action may not adversely affect the interests of the holders of debt securities of any series in any material respect;

  •
  evidence the succession of another corporation to us, or successive successions, and the assumption by such successor of our covenants and obligations of contained in the debt securities of one or more series and in the Indenture or any supplemental indenture;

  •
  evidence and provide for the acceptance of appointment by a successor trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the Indenture as necessary for or facilitate the administration of the trusts by more than one trustee;

  •
  secure any series of debt securities;

  •
  evidence any changes to the Indenture for the removal, appointment or replacement of trustee pursuant to the Indenture;

  •
  cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any indenture supplemental thereto which may be defective or inconsistent with any other provision contained in the Indenture or in any indenture supplemental, or to make any other provisions with respect to matters or questions arising under the Indenture or in any indenture supplemental which do not materially and adversely affect the interests of any holder of debt securities of any affected series; provided that no such provisions will be deemed to adversely affect the holders of any affected series of debt securities if such change is made to conform the terms of such debt securities to the terms described in the offering document used in the initial distribution thereof;

  •
  comply with the requirements of the Trust Indenture Act or the rules and regulations of the SEC thereunder in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  •
  add guarantors or co-obligors with respect to any series of Securities;

  •
  provide for certificated securities;

  •
  prohibit the authentication and delivery of additional debt securities of any series;

  •
  establish the form and terms of debt securities of any series as permitted in the Indenture, or to authorize the issuance of additional debt securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as set forth in the Indenture, or other conditions, limitations or restrictions thereafter to be observed;

  •
  supplement any of the provisions of the indenture to such extent as necessary to permit or facilitate the defeasance and discharge of any of the debt securities, provided that any such action will not adversely affect the interests of any holder of debt securities of any affected series in any material respect as evidenced by an opinion of counsel;

  •
  make any change to the Indenture of a formal, minor or technical nature or necessary to correct a manifest error or to comply with mandatory provisions of applicable law as evidenced by an opinion of counsel, provided that any such change will not adversely affect the interests of any holder of debt securities of any affected series in any material respect; or

  •
  change or eliminate any of the provisions of the Indenture; provided that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply.

        With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, we and the trustee may amend or supplement the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or of modifying in any manner the rights of the holders of the debt securities of such series to be affected; provided, however, that no such amendment or supplement may, without the consent of the holder of each outstanding debt security affected:

  •
  extend the stated maturity of the principal of, or any installment of interest on, any debt security, or reduce its principal amount or interest or any premium payable upon redemption thereof, or change the currency in which the principal of and premium, if any, or interest on such debt security is denominated or payable, or reduce the amount of the principal and premium, if any, that would be due and payable upon a declaration of acceleration of the maturity thereof, or impair the right to institute suit for the enforcement of any payment on any debt security or adversely affect any right to convert or exchange any debt security; or

  •
  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any amendment or supplement, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences provided for in the Indenture; or

  •
  amend, change or modify any provision of the Indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

  •
  alter the manner of calculation or rate of accrual of interest, repurchase price or the conversion rate, as applicable, on any debt security of such series or extend the time for payment of any such amount; or

  •
  modify certain other provisions of the Indenture.

Merger, Consolidation and Sale of Assets

        Except as other provided with respect to any series of debt securities, we are not permitted to consolidate with or merge with or into any person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to any person or entity other than to one or more or our wholly-owned subsidiaries, unless:

  (a)
  we are the surviving entity or the resulting, surviving or transferee entity, if other than us, expressly assumes our obligations on any debt securities and under the Indenture;

  (b)
  immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing under the Indenture; and

  (c)
  we have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer, sale, lease, or disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the relevant provisions under the Indenture and that all conditions precedent provided for relating to such transaction have been complied with.

        Upon any consolidation with, or merger into, any other person or entity or any conveyance, transfer or lease of all or substantially all of our properties and assets in accordance with paragraph (a), the successor person or entity formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such successor person or entity had been named as us in the Indenture, and thereafter, except in the case of a lease, the predecessor person or entity will be discharged from all obligations under the Indenture and any debt securities.

Satisfaction, Discharge and Defeasance

        The Indenture, with respect to the debt securities of any series (if all series issued under the Indenture are not affected), will, upon Company Request, cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of such debt securities expressly provided for and rights to receive payments of principal of and premium, if any, and interest on such debt securities) and the trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, when,

  •
  either:

  •
  all debt securities of such series that have been authenticated and delivered have been delivered to the trustee for cancellation; or

  •
  all debt securities of such series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or will be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee or paying agent as trust funds in trust for the purpose an amount in the currency in which such debt securities are denominated sufficient to pay and discharge the entire indebtedness on such debt securities for principal and premium, if any, and interest to the date of such deposit or to the stated maturity or redemption date, as the case may be;

  •
  we have paid or caused to be paid all other sums payable hereunder under the Indenture; and

  •
  we have delivered to the trustee an officer's certificate and an opinion of counsel each stating that all conditions precedent in the Indenture provided for relating to the satisfaction and discharge of the Indenture with respect to such series have been complied with.

        At our option, we may be deemed to have been discharged from our obligations with respect to debt securities of any series on the first day after the applicable conditions set forth below have been satisfied, or we may be released with respect to certain covenants under the Indenture with respect to debt securities of any series at any time after the applicable conditions set forth below have been satisfied:

  •
  We have deposited or caused to be deposited irrevocably with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series (A) U.S. dollars in an amount, or (B) U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (C) a combination of (A) and (B), sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the outstanding securities of such series on the dates such installments of interest or principal and premium are due;

  •
  No Default or event (including such deposit) that, with notice or lapse of time, or both, would become an Event of Default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit;

  •
  We have delivered to the trustee an opinion of counsel to the effect that holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option above and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of the debt securities of such series being discharged, the opinion of counsel must also state that the basis for the foregoing tax treatment is that (1) we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to that effect or (2) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law;

  •
  Such discharge or release will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which we are party or by which the we are bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of liens in connection therewith);

  •
  We have delivered to the trustee an officer's certificate stating that the deposit was not made with the intent of preferring the holders over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company; and

  •
  We have delivered to the trustee an officer's certificate and an opinion of counsel each stating that all conditions precedent relating to the discharge or release have been complied with.

Governing Law

        The indenture and the debt securities shall be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

        We may issue warrants to purchase our ordinary shares (including ordinary shares represented by ADSs), preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants may be issued under one or more warrant agreements to be entered into between us and such warrant agent as may be named therein, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The particular terms of the warrants, the warrant agreements relating to the warrants and the warrant certificates representing the warrants will be described in the applicable prospectus supplement, including, as applicable:

Equity Warrants

        Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

        The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

  •
  the title of the equity warrants;

  •
  the offering price, if any;

  •
  the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, the designation and terms of the securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

  •
  the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

  •
  if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

  •
  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

  •
  a discussion of U.S. federal income tax, accounting or other considerations applicable to the equity warrants;

  •
  anti-dilution provisions of the equity warrants, if any;

  •
  redemption or call provisions, if any, applicable to the equity warrants; and

  •
  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

        Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

  •
  the title of the debt warrants;

  •
  the initial offering price;

  •
  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

  •
  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

  •
  if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

  •
  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

  •
  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

  •
  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

  •
  anti-dilution provisions of the debt warrants, if any;

  •
  redemption or call provisions, if any, applicable to the debt warrants; and

  •
  any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

PLAN OF DISTRIBUTION

        We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

  •
  through agents;

  •
  to dealers or underwriters for resale;

  •
  directly to purchasers;

  •
  in "at-the-market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

  •
  through a combination of any of these methods of sale.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

        We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

        If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, each series of securities offered by us will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors.

        We have appointed Sky Capital America, Inc., as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Conyers Dill & Pearman, our counsel as to Cayman Islands law, Jiangsu Ruilai Law Firm, our counsel as to PRC law, Ioannis K. Violaris, our counsel as to Greek law, Orrick Tokyo Law Offices, our counsel as to Japanese law, Mateeva & Partners Law Firm, our counsel as to Bulgarian law, Fogler, Rubinoff LLP, our counsel as to Canadian law, Carey y Cia. Ltda., our counsel as to Chilean law, JUDr. Ivan Telecký, Ph.D., our counsel as to the law of the Czech Republic, and Ferrari, Curbelo & Asociados, our counsel as to Uruguayan law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands, the PRC, Greece, Japan, Bulgaria, Canada, Chile, the Czech Republic and Uruguay, respectively, would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state or territory in the United States, or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state or territory in the United States.

        Conyers Dill & Pearman have informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        Jiangsu Ruilai Law Firm, our counsel as to PRC Law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. A foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court under the PRC Civil Procedure Law, based either on treaties contracted by China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States or the Cayman Islands providing for the reciprocal recognition and enforcement of foreign judgments, including those predicated upon the civil liability provisions of the U.S. federal securities laws, it would be uncertain as to whether and on what basis a PRC court would enforce judgments rendered by U.S. courts or courts in the Cayman Islands.

        Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue of only holding our ADSs or ordinary shares.

        Ioannis K. Violaris, our counsel as to Greek law, has advised us that Greece does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. Our counsel as to Greek law has advised us that the enforcement of foreign judgments are provided for under the Greek Civil Procedure Code. According to the Greek Civil Procedure Code, a Greek court may enforce a judgment of U.S. courts against us or our directors or officers if the Greek court determines that (i) the U.S. court judgment is enforceable under U.S. Law, (ii) the U.S. court had jurisdiction over the parties under Greek law, (iii) the losing party had its right to appear before the respective U.S. court and the right of being represented by counsel in the trial unless such rights were deprived by a legal provision that also applied to U.S. citizens, (iv) the judgment is not contrary to the judgment by a Greek court issued on the same case and between the same parties and (v) the judgment is not contrary to good morals and public policy, as determined by the Greek court.

        Orrick Tokyo Law Offices, our counsel as to Japanese law, has advised us that Japan does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments, other than arbitration awards, in civil and commercial matters, and the recognition and enforcement of foreign judgments are provided for under the Japanese Civil Procedure Law. Orrick Tokyo Law Offices has further advised us that, according to the Japanese Civil Procedure Law, a final and binding judgment rendered by a foreign court shall be recognized and enforced by a Japanese court only when (i) the jurisdiction of the foreign court is recognized under laws or regulations or conventions or treaties of Japan; (ii) the losing party received service (excluding a service by publication or any other service similar thereto) of a summons or order necessary for the commencement of the suit, or appeared before a court without receiving such service; (iii) the judgment and the court proceedings are not contrary to public policy in Japan; and (iv) a Japanese court judgment on the same ground would be recognized in the foreign court that rendered the foreign judgment.

        Mateeva & Partners Law Firm, our counsel as to Bulgarian law, has advised us that there is no treaty on the reciprocal recognition and enforcement of judgments on civil and commercial matters between Bulgaria and the United States or the Cayman Islands, or between the European Union and the United States or the Cayman Islands, and the courts in Bulgaria will not automatically recognize and enforce a judgment rendered by a U.S. court or a court in the Cayman Islands.

        According to our Bulgarian counsel, a Bulgarian court may recognize and enforce judgments of foreign courts when (i) the foreign court had jurisdiction under the relevant provisions of Bulgarian law, but not if the only basis for jurisdiction over a foreign property dispute was the nationality of the claimant or his registration in the country of the foreign court, (ii) the defendant was served with process, (iii) there is no judgment by a Bulgarian court on the same grounds, for the same claim and between the same parties, (iv) there is no pending litigation before a Bulgarian court which started before the commencement of the foreign proceeding, between the same parties, on the same grounds and for the same claim and (v) the recognition or enforcement of the foreign judgment is not contrary to a Bulgarian public order.

        Judgments of foreign courts shall not be recognized or enforced when the judgments concern real property located in Bulgaria, for the execution of a lien on such property, or for the transfer or certification of property rights. The judgment of foreign courts should be recognized by the relevant Bulgarian authority before which the judgment is presented. If an enforcement of a judgment of a foreign court is sought, a recognition claim should be submitted to the Sofia City Court.

        According to Fogler, Rubinoff LLP, Canada has no treaties with either the United States or the Cayman Islands that govern the reciprocal treatment of civil judgments. In Canada, enforcement of civil judgments issued in the United States or the Cayman Islands is subject to the general principle at common law that foreign judgments would, prima facie, be recognized and enforced in Canada if the foreign court that issued the judgment has jurisdiction over the matter, and the foreign judgment is a final order for payment of money. There are a number of exceptions to this general principle, including but not limited to cases where (1) the foreign judgment was obtained by fraud; (2) there was a denial of natural justice in the foreign proceeding leading to the judgment and (3) the enforcement would be contrary to public policy concerns in Canada. If any of the exceptions is found by the Canadian court to exist, it is likely that the foreign judgment would not be enforced in Canada.

        Carey y Cia. Ltda., our Chilean counsel, has advised us that no treaty exists between the United States and Chile for the reciprocal recognition and enforcement of foreign judgments. Chilean courts, however, have enforced valid and conclusive judgments for the payment of money rendered by competent U.S. courts by virtue of the legal principles of reciprocity and comity, subject to review in Chile of the U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected, without retrial or review of the merits of the subject matter. If a U.S. court grants a final, valid and conclusive judgment for the payment of a fixed and readily calculable sum of money, such judgment would be recognized and enforced in Chile, so long as the following conditions are met, the satisfaction of which will be determined by the Chilean Supreme Court:

          (a)   Since there is no such treaty, the judgment would be enforced if there is reciprocity as to the enforcement of judgments (i.e., the relevant court sitting in the U.S. would enforce a judgment of a Chilean court under comparable circumstances);

          (b)   If it can be proved that there is no reciprocity, the judgment would not be enforced;

          (c)   If there is no such a treaty and neither of reciprocity and lack of reciprocity can be proved, the judgment would nonetheless be enforced if (i) it does not contain anything contrary to the laws of Chile, notwithstanding differences in procedural rules, (ii) it is not in conflict with Chilean jurisdiction, (iii) it has been duly served under Chilean law, although the defendant may prove that for other reasons has been prevented from using its means of defense, and (d) it is final under the relevant applicable laws rendering such judgment. As to requisite that the judgment must have been duly served, considering recent jurisprudence of the Chilean Supreme Court, such service of process should be considered valid for these purposes if made in accordance with the local procedural laws where enforcement was sought and it can be proved that the defendant had real knowledge of the lawsuit. We are of the opinion that the judgment would not be considered to have been rendered by default if personal service of process was made upon a process agent duly designated, assuming such manner of service to be valid under the relevant laws of the U.S., unless the defendant were able to prove that, due to other reasons, it was prevented from making use of its legal means of defense. We note that there are decisions of the Chilean Supreme Court that have considered that the service of process by means of mailing copies to the defendant was not effective to cause proper service of process and that such service of process should had been made in accordance with Chilean law and, consequently, had denied enforcement in Chile. A judgment rendered by a U.S. federal or State court would be in conflict with Chilean jurisdiction if it directly affects assets located in Chile, which are, as a matter of Chilean law, subject to the laws of Chile and to the jurisdiction of Chilean courts. We note that whether a judgment is final and conclusive would depend on the laws of the foreign jurisdiction in which the judgment is rendered and this must be proven to Chilean courts. Such courts may hear whatever presentation the party against whom enforcement is sought wishes to make with respect to the question on whether a judgment is final and conclusive; and (iv) In any event, the judgment shall not be contrary to Chilean public policy or to the basic and fundamental principles of Chilean law. With respect to public policy, generally, any provisions purporting to authorize conclusive determinations by any person whether for interest, indemnities, costs or otherwise, may not be enforceable if they are based upon a determination which is so arbitrary and unreasonable as to be contrary to basic and fundamental principles of laws or public policy. Also, disclaimers of liability would only be enforceable if there is no gross negligence or willful misconduct on the part of the party making such disclaimer.

        Nonetheless, we have been advised by our Chilean counsel that there is doubt as to the enforceability in original actions in Chilean courts of liabilities predicated solely upon U.S. federal or state securities laws.

        JUDr. Ivan Telecký, Ph.D., our counsel as to the laws of the Czech Republic, has advised us that, in general, judgments of foreign courts, as long as they are related to proprietary rights, would be directly enforced by Czech courts as if these were judgments of Czech courts. However, in case of an objection raised by the obliged party, which can be based on breach of public order or other grounds anticipated by the Act on International Private Law (Act no. 91/2012 Coll.), the claimant must litigate the relevant claim before a Czech court of competent jurisdiction under the relevant laws of the Czech Republic.

        Ferrari, Curbelo & Asociados, our counsel as to the laws of the Oriental Republic of Uruguay, has advised us that no treaty exists between the United States and Uruguay for the reciprocal recognition and enforcement of foreign judgements. Therefore, the Uruguayan laws of International Private Law related to the recognition and enforcement of foreign judgments set forth in the General Civil Procedure Code of Uruguay apply. Such law reflects the principle of international cooperation adopted by Uruguay in this respect.

        The General Civil Procedure Code of Uruguay stipulates that its dispositions shall apply to judgments issued in a foreign jurisdiction in connection with civil, commercial, labor and administrative litigation matters, as well as judgments issued by International Courts when they refer to individuals or private interests and criminal judgments regarding its civil effects.

        The jurisdictional nature of the foreign judgement and the matter over which it rules shall be assessed by the Courts of the state where the judgment was issued and in accordance with its own Law (lex causae). Furthermore, foreign judgements shall be recognized and enforced in Uruguay, if applicable, without reviewing the legal grounds of the object of the proceeding in which it has been issued.

        A final and binding judgment against Sky Solar Holdings, Ltd. under or in respect of civil liability provisions of the Securities Law obtained in any court of competent jurisdiction of the United States would be recognized and enforced by a court in Uruguay provided the following formal, procedural and material conditions are met: (a) the necessary external formalities for the judgement to be authentic in accordance to the State where the judgement has been issued have been fulfilled; (b) The judgment and its attached documentation have been duly legalized in accordance with Uruguayan Law, except for the cases in which the judgement is remitted by consular or diplomatic means or through competent administrative authorities, in which cases it is exempted from legalization; (c) if applicable, the judgment has been duly translated; (d) the judgment has been issued by a court that, according to the applicable laws of the United States, has international jurisdiction to rule over such matter, unless the matter is of exclusive jurisdiction of Uruguayan Courts; (e) the defendant (Sky Solar Holdings, Ltd.) has been legally summoned or served notice of the proceeding, in accordance with the rules applicable in the United States; (f) the parties were assured their right to due process; (g) the judgment has the authority of res judicata in the United States and (h) the decision is not manifestly contrary to the principles of international public order of Uruguay. Such principles constitute the basic, essential and fundamental principles over which Uruguay founds its legal individuality.

        The only foreign judgments that shall be enforced insofar as the abovementioned requirements are fulfilled shall be judgments ordering a consideration, which consists in giving, doing or abstaining from doing something. The competent body before which the enforcement of foreign judgments shall be requested is the Supreme Court of Justice of Uruguay.

        In addition to this, we have been advised by our Uruguayan Counsel that the Supreme Court of Justice has denied the enforcement of foreign judgments in which (i) the authority of res judicata has not been credited and it has shown a strict criteria regarding the evidence of such circumstance, although there is a tendency to admitting alternative means to credit the authority of res judicata, such as sworn statement issued by a lawyer of the state where the judgement was issued; (ii) there have been defects in the service of process to the defendant, particularly not providing evidence of the condition of the representatives of legal entities.

LEGAL MATTERS

        Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP to the extent governed by the laws of the State of New York, and by Conyers Dill & Pearman to the extent governed by the laws of the Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

 EXPERTS

        The consolidated financial statements of Sky Solar Holdings, Ltd. and its subsidiaries as of December 31, 2014 and 2015 and for each of the years in the three-year period ended December 31, 2015, incorporated by reference in this prospectus from our annual report on Form 20-F for the fiscal year ended December 31, 2015 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30/F, Bund Center, East Yan An Road, Shanghai 200002, People's Republic of China.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our first amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or willful default.

        Under the form of indemnification agreements filed as Exhibit 10.3 to our registration statement on Form F-1 (File 333-198817) initially filed with the SEC on September 18, 2014, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

ITEM 9.    EXHIBITS

        See Exhibit Index beginning on page II-7 of this registration statement.

ITEM 10.    UNDERTAKINGS

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (5)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (6)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong Special Administrative Region, People's Republic of China, on June 2, 2016.

SKY SOLAR HOLDINGS, LTD.
By:	/s/ WEILI SU
	Name:	Weili Su
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Weili Su, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form F-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 2, 2016.

Signature	Title(s)

/s/ WEILI SU Weili Su	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ ANDREW (JIANMIN) WANG Andrew (Jianmin) Wang	Chief Financial Officer and Director (principal financial and accounting officer)
/s/ XIAOGUANG DUAN Xiaoguang Duan	Director
/s/ HAO WU Dr. Hao Wu	Director

Signature	Title(s)

/s/ DONGLIANG LIN Dongliang Lin	Director
/s/ ARTHUR (LAP TAT) WONG Arthur (Lap Tat) Wong	Director
/s/ ANDREW Y. YAN Andrew Y. Yan	Director

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

        Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Sky Solar Holdings, Ltd., has signed this registration statement or amendment thereto in Short Hills, New Jersey, on June 2, 2016.

Sky Capital America, Inc.
By:	/s/ SANJAY SHRESTHA
	Name:	Sanjay Shrestha
	Title:	President

Exhibit Index

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement
4.1
Form of Registrant's American Depositary Receipt (incorporated by reference to Exhibit 4.1 from our F-1 registration statement (File No. 333-98817), as amended, initially filed with the Commission on September 18, 2014)
4.2
Registrant's Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 from our F-1 registration statement (File No. 333-98817), as amended, initially filed with the Commission on September 18, 2014)
4.3
Form of Deposit Agreement among the Registrant, the depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 from our F-1 registration statement (File No. 333-98817), as amended, initially filed with the Commission on September 18, 2014)
4.4	*	Specimen Preferred Share Certificate and Form of Certificate of Designations of Preferred Shares
4.5		Form of Indenture
4.6	*	Form of Note
4.7	*	Form of Warrant
4.8	*	Form of Warrant Agreement
5.1		Opinion of Conyers Dill & Pearman regarding the validity of securities
5.2		Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of the securities (other than ordinary shares and preferred shares)
12.1		Statement regarding the computation of ratio of earnings to fixed charges
23.1		Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, Independent Registered Public Accounting Firm
23.2		Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2)
23.4		Consent of Jiangsu Ruilai Law Firm
23.5		Consent of Ioannis K. Violaris
23.6		Consent of Orrick Tokyo Law Offices
23.7		Consent of Mateeva & Partners Law Firm
23.8		Consent of Fogler, Rubinoff LLP
23.9		Consent of Carey y Cia. Ltda.
23.10		Consent of JUDr. Ivan Telecký, Ph.D.
23.11		Consent of Ferrari, Curbelo & Asociados
24.1		Powers of Attorney (included on signature page of Part I of this Registration Statement)
25.1		Statement of eligibility of trustee on Form T-1

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.